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                                                                    Exhibit 10.2

PAID IN FULL

                         PROMISSORY NOTE--BRIDGE LOAN

$2,600,000 U.S.


      FOR VALUE RECEIVED, Kevin J. Ryan ("Promisor"), promises to pay to the order of Wesley Jessen Corporation, a Delaware corporation ("Company"), at its offices at 333 East Howard Avenue, Des Plaines, IL 60018, or such other place as the Company hereof may designate, the aggregate principal sum of TWO MILLION SIX HUNDRED THOUSAND DOLLARS ($2,600,000).

     Interest on this Note will accrue on a daily basis on the outstanding principal amount of this Note at a rate equal to five and five-sixteenths percent (5.3125%) per annum, computed on a daily basis of a year of 365 days for the actual number of days elapsed.

     The principal amount (together will all accrued and unpaid interest thereon) of this Note shall become due and fully payable on the earliest of: (i) December 31, 1999, (ii) five (5) days following the sale of Promisor's current principal residence, to the extent of the proceeds received with respect to such sale, (iii) five (5) days following termination of Promisor's employment by Company, (iv) immediately, upon Company's determination that any statement or agreement of Promisor which was the basis for extending the loan underlying this Note (including statements within such documentation as Company may demand regarding the current and prospective residences of the Promisor) is false or unfulfilled, (v) five (5) days following the death or disability of Promisor,
(vi) five (5) days following the date on which Promisor sells, pledges, transfers or otherwise disposes of any of his capital stock (or any interest therein, including, without limitation, any stock options for such capital stock) of Wesley Jessen VisionCare, Inc., to the extent of the proceeds received with respect to such sale, pledge, transfer or disposal, or (vii) a demand from Company for payment in full of the amounts owned under this Note following the occurrence of an Event of Default; provided, that upon the occurrence of an Event of Default of the type specified in clauses (ii) or (iii) of the following paragraph of this Note, demand from the Company of the Note for payment hereunder shall be deemed to have occurred automatically prior to the occurrence of such Event of Default.

     Any one of the following events shall constitute an "Event of Default" hereunder, (i) Promisor shall fail to pay any amount when due under this Note,
(ii) Promisor shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or any substantial part of his property, (B) admit in writing his inability to pay his debts as they become due, (C) make a general assignment for the benefit of his creditors or (D) commence a voluntary case under the Federal Bankruptcy Code or file a petition or make any other application seeking to take advantage of any other law
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relating to bankruptcy, insolvency, liquidation, reorganization, dissolution, winding up or composition or readjustment of debts, or acquiesce in writing to, or fail to contest in a timely manner, or consent to, any such relief in an involuntary case or other proceeding commenced against him, or (iii) a case or other proceeding shall be commenced, without the application or consent of Promisor, under any law relating to bankruptcy, insolvency, liquidation, reorganization, dissolution, winding up or composition or readjustment of debts, in any court or competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up or composition or readjustment of debts of Promisor, the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of the assets of Promisor or any similar action with respect to Promisor and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or any order for relief in respect of Promisor shall be entered in an involuntary case under the Federal Bankruptcy Code; or an analogous order in respect of Promisor shall be entered in any similar state law proceeding.

     Promisor hereby represents and warrants that: (i) The proceeds of the loan evidenced by this Promissory Note will be used solely for the purchase of a new principal residence for Promisor at (address omitted), CA; (ii) Promisor's current principal residence at (address omitted),CA ("Current Principal Residence") is available for sale; (iii) Promisor will not permit the Current Principal Residence to become subject to further indebtedness prior to repayment to Company of all amounts due under this Promissory Note; and (iv) Promisor will not convert the Current Principal Residence to business or investment use at any time prior to repayment to Company of all amounts due under this Promissory Note.

     This Note shall be secured by all stock options for the capital stock of Wesley Jessen VisionCare, Inc. held by or on behalf of Promisor at the time of execution of this Note. Promisor shall execute such documents as may be necessary to effectuate the interest of the Company in said assets in such form and at such time as Company may request.

     In the Event of Default, Promisor authorizes Company, in addition to the other remedies hereunder, to withhold from wages payable by Company to Promisor in connection with Promisor's employment semi-monthly installments of principal and accrued interest in an amount equal to 25% of Promisor's gross semi-monthly wages.

     In the event Promisor fails to pay any amounts due hereunder when due, Promisor shall pay the Company hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys' fees.


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     Promisor, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Company hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Promisor hereunder.

     This Promissory Note shall be governed by and construed and enforced in accordance with the substantive laws (without regard to conflict of law principles) of the State of Illinois.



Dated                                  Promisor
07/27/99                               /s/ Kevin J. Ryan
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                                           Kevin J. Ryan

Witnessed by:
/s/ Joy Rosen
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    Joy Rosen